Exhibit 99.1

U.S. Private Equity Firm Advent International and BCI Complete Acquisition of Maxar Technologies

Maxar Becomes Privately Held Company

WESTMINSTER, Colo., BOSTON & NEW YORK, May 3, 2023 -- Maxar Technologies (“Maxar” or the “Company”), provider of comprehensive space solutions and secure, precise, geospatial intelligence, today announced that U.S. private equity firm Advent International (“Advent”), alongside minority investor British Columbia Investment Management Corporation (“BCI”), completed their acquisition of Maxar. With the closing of the transaction, Maxar will remain a U.S.-controlled, owned and operated company.

On December 16, 2022, Advent and Maxar announced that they had entered into a definitive merger agreement under which all outstanding shares of Maxar common stock would be acquired for $53.00 per share in cash, valuing Maxar at approximately $6.4 billion.

With the completion of the transaction, Maxar’s common stock has ceased trading and is no longer listed on the New York Stock Exchange, and Maxar’s common stock will also be de-listed from the Toronto Stock Exchange. An application will be made for Maxar to cease to be a reporting issuer in the applicable Canadian jurisdictions as a result of completion of the transaction.

Advisors

J.P. Morgan Securities LLC served as financial advisor to Maxar and Wachtell, Lipton, Rosen & Katz served as lead counsel to Maxar. Milbank LLP served as Maxar’s legal advisor with respect to certain space industry and regulatory matters.

Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC served as financial advisors to Advent and Weil, Gotshal & Manges LLP served as lead counsel to Advent. Covington & Burling LLP served as Advent’s legal advisor with respect to certain regulatory matters.

Skadden, Arps, Slate, Meagher & Flom LLP served as lead counsel to BCI. Freshfields Bruckhaus Deringer LLP served as BCI’s legal advisor with respect to certain regulatory matters.

About Maxar

Maxar Technologies is a provider of comprehensive space solutions and secure, precise, geospatial intelligence. We deliver disruptive value to government and commercial customers to help them monitor, understand and navigate our changing planet; deliver global broadband communications; and explore and advance the use of space. Our unique approach combines decades of deep mission understanding and a proven commercial and defense foundation to deploy solutions and deliver insights with unrivaled speed, scale and cost effectiveness. Maxar’s 4,400 team members in over 20 global locations are inspired to harness the potential of space to help our customers create a better world. For more information, visit www.maxar.com.

About Advent International

Founded in 1984 and headquartered in Boston, MA, Advent International is one of the largest and most experienced global private equity investors. The firm has invested in over 405 private equity investments across 42 countries, and as of December 31, 2022, had $92 billion in assets under management. With 15 offices in 12 countries, Advent has established a globally integrated team of over 290 private equity investment professionals across North America, Europe, Latin America and Asia. The firm focuses on investments in five core sectors, including business and financial services; health care; industrial; retail, consumer and leisure; and technology. This includes investments in defense, security and cybersecurity as well as critical national infrastructure.

For over 35 years, Advent has been dedicated to international investing and remains committed to partnering with management teams to deliver sustained revenue and earnings growth for its portfolio companies.

For more information, visit

Website: www.adventinternational.com

LinkedIn: www.linkedin.com/company/advent-international

About BCI

British Columbia Investment Management Corporation (BCI) is amongst the largest institutional investors in Canada with C$211.1 billion under management, as of March 31, 2022. Based in Victoria, British Columbia, with offices in New York City and Vancouver, BCI is invested in: fixed income and private debt; public and private equity; infrastructure and renewable resources; as well as real estate equity and real estate debt. With our global outlook, we seek investment opportunities that convert savings into productive capital that will meet our clients’ risk and return requirements over time.

BCI’s private equity program actively manages a C$24.8 billion global portfolio of privately-held companies and funds with the potential for long-term growth and value creation. Leveraging our sector-focused teams in business services, consumer, financial services, healthcare, industrials, and technology, media and telecommunications, we work with strategic private equity partners to source and manage direct and co-sponsor/co-investment opportunities.

For more information, please visit bci.ca.

LinkedIn: https://www.linkedin.com/company/british-columbia-investment-management-corporation-bci/

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Statements concerning general economic conditions, our financial condition, including our anticipated revenues, earnings, cash flows or other aspects of our operations or operating results, and our expectations or beliefs concerning future events; and any statements using words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook” or similar expressions, including the negative thereof, are forward-looking statements that involve certain factors, risks and uncertainties that could cause Maxar’s actual results to differ materially from those anticipated.

Contacts:

For Maxar:

Investor Relations

Jonny Bell

(303) 684-5543

jonny.bell@maxar.com

Media Relations

Fernando Vivanco

(720) 877-5220

fernando.vivanco@maxar.com

OR

Scott Bisang / Eric Brielmann / Jack Kelleher

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

dgi-jf@joelefrank.com

For Advent:

Bryan Locke / Jeremy Pelofsky

FGS Global

(212) 687-8080

adventinternational-us@fgsglobal.com

For BCI:

Olga Petrycki
Director, External Stakeholder Engagement

(778) 410-7310

media@bci.ca